UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEVADA GOLD & CASINOS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Please Contact MacKenzie Partners Today

To Vote Your Nevada Gold & Casinos, Inc. Shares!

February 14, 2019

Dear Stockholder:

Our records indicate your vote has not yet been received for the Special Meeting of Nevada Gold & Casinos, Inc., to be held at 10:00 a.m., Pacific Time, on Friday, February 22, 2019. It is very important that all stockholders have their voices heard.

We urge you to please vote your Nevada Gold & Casinos shares today. You may do so by contacting MacKenzie Partners toll-free at 1-800-322-2885. MacKenzie has been engaged by Nevada Gold & Casinos to assist in gathering the votes for the Special Meeting.

The Nevada Gold & Casinos board of directors unanimously recommends that stockholders vote “FOR” each of the proposals being submitted to a vote at the Nevada Gold & Casinos Special Meeting.

Regardless of the number of shares you own your vote is very important. A majority of common stock outstanding must vote in favor to approve the Merger Agreement. Failure to vote or an abstention will have the same effect as a vote against the approval of the Merger Agreement. Please contact MacKenzie Partners today so they may assist in processing your vote – this will only take a few minutes of your time.

MacKenzie’s team of representatives can be reached toll-free at 1-800-322-2885 or 1-212-929-5500 (collect).

Sincerely,

Nevada Gold & Casinos, Inc.

711 Powell Avenue Southwest, Suite 100 • Renton, WA 98057 • P: 702.685.1000 • F: 281.856.2616